Exhibit 10.3

[PGI LETTERHEAD]

April 22, 2005

Michael E. Havener

1474 Hedgewood Lane

Kennesaw, GA 30152

Dear Mike:

This letter amends your employment letter with Premiere Global Services, Inc. (f/k/a PTEK Holdings, Inc.) (the “Company”) dated September 27, 2004, and signed by you on September 30, 2004.

Paragraph 3 of your letter is hereby amended and restated as follows

3.	Bonus Compensation. You will be entitled to earn an annual incentive bonus for each calendar year during your employment as CFO of the Company in the amounts determined below based upon performance criteria and targets established from year to year by the Compensation Committee.

Your target bonus for each calendar year will be equal to 50% of your annual base salary for such year, subject to a sliding scale adjustment described below, with 80% of the target bonus allocated to achievement of cumulative quarterly targets (i.e., 20% per quarter) and 20% allocated to achievement of annual targets. You will be entitled to a portion or full payment of the bonus applicable to each target metric based on a percentage achievement of the target metrics as follows:

Percentage of Target	Percentage of Bonus Earned for each Target Metric
90%-94.99%	70%
95%-99%	85%
100%	100%

The timing of determination and the date of payment of the bonus would be consistent with the payment dates for the other senior officers of the Company.

Except as otherwise provided herein, the terms and conditions of your employment letter shall remain in full force and effect.

Sincerely,

L. Scott Askins
SVP – Legal and General Counsel

ACKNOWLEDGED AND AGREED TO BY:

Signature:	/s/ Michael E. Havener
Michael E. Havener

Date:     4/28/05